9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

INDIANAPOLIS, May 27, 2015

CELADON GROUP ANNOUNCES COMMON STOCK OFFERING

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today announced that it has commenced a public offering of 3,500,000 shares of its common stock. In connection with the offering, the underwriter will have an option for 30 days to purchase up to 525,000 additional shares of common stock.  All of the shares included in the offering are primary shares offered by the Company.  The Company expects to use the net proceeds from the offering to reduce the outstanding borrowing under its revolving line of credit and for general corporate purposes.

Raymond James & Associates, Inc. is serving as the sole manager for the offering. The shares are being offered pursuant to an effective shelf registration statement.  The offering is being made only by means of a prospectus and related preliminary prospectus supplement, copies of which may be obtained from the offices of Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, or by calling toll-free 1-800-248-8863. Electronic copies of the prospectus and the preliminary prospectus supplement will be available on the Securities and Exchange Commission's website at www.sec.gov. The underwriter may offer the shares in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

This press release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any offer, solicitation, or sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Celadon Group
Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-controlled, flatbed and expedited freight service across the United States, Canada, and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  In this press release, the statements regarding the expected use of proceeds of the stock offering are forward-looking statements.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

For more information:
Joe Weigel
Director of Marketing & Communications
(317) 972-7006 Direct
jweigel@celadongroup.com

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